Exhibit 10(h)

FORM OF FIRST Amendment To THE

Executive change in control retention agreement

This First Amendment to the Executive Change in Control Retention Agreement by and between _______________ (the “Executive”) and Arrow Electronics, Inc., a New York corporation (the “Company”) is made effective as of February 10, 2026 (the “Amendment Date”).  The Executive and the Company are parties to an Executive Change in Control Retention Agreement effective as of _______________ (the “CIC Agreement”).  By this instrument, the Company and the Executive desire to amend the CIC Agreement as set forth below.

1.The following language shall be added to the end of the flush language at the end of the definition of “Change in Control” set forth in Section 1.3 of the CIC Agreement:

“and provided further that, except as set forth herein, such transaction or event shall not constitute a Change in Control unless it is a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).”

2.The introductory language at Section 3.1(a)(i) shall be deleted and replaced in its entirety by the following:

“(i) except to the extent specifically provided otherwise below or required by applicable law, the Company shall pay Executive a lump-sum cash payment on the Release Effective Date in the aggregate of these following amounts:”

3.The following language shall be added as flush language to the end of Section 3.1(a) of the CIC Agreement:

“Notwithstanding the foregoing, in the event of the occurrence of a transaction or event described in Section 1.3(i)-(v) of this Agreement (other than a transaction the sole purpose of which is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially similar proportions by the Persons who hold the Company’s securities immediately before such transaction) that does not constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-

3(i)(5)(i), such event shall nevertheless be treated as a Change in Control for all purposes of this Agreement (including, for the avoidance of doubt, the definition of Change in Control Date set forth in Section 1.4 of this Agreement) and if Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability, or death) or by Executive for Good Reason within twenty-four (24) months following the Change in Control Date relating to such event, the Executive shall be entitled to the benefits described in this Section 3.1(a) provided that the payment of the amount described in Section 3.1(a)(i)(1) shall be paid in substantially equal installments in accordance with the Company’s customary payroll practices over a period of twenty-four (24) months.”

Except as set forth in this Amendment, the terms of the CIC Agreement shall continue in full force and effect to the same extent as immediately prior to this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first set forth above.

Arrow Electronics, Inc.

___________________________

EXECUTIVE:

______________________________________________________

DATE